FIRST AMENDMENT TO TRUST AGREEMENT BETWEEN
                      FIDELITY MANAGEMENT TRUST COMPANY AND
                               FORD MOTOR COMPANY


     THIS FIRST AMENDMENT, dated as of the third day of March, 1998, by and between Fidelity Management Trust Company (the "Trustee") and Ford Motor Company (the "Company");

WITNESSETH:

     WHEREAS, the Trustee and the Company heretofore entered into a Trust Agreement dated September 30, 1995 and amended and restated October 25, 1997, with regard to the Ford Motor Company Savings and Stock Investment Plan for Salaried Employees and the Ford Motor Company Tax-Efficient Savings Plan for Hourly Employees (individually and collectively, the "Plan"); and

     WHEREAS, the Company intends to spin off ("Spin-Off") its interest in the Associates by distributing stock of the Associates to holders of Ford Common Stock and Ford Class B Stock; and

     WHEREAS, the Company desires the Plan to receive a cash dividend in lieu of stock of the Associates as a result of the Spin-Off; and

     WHEREAS, the Company intends to issue Ford Motor Company Series C Participating Stock ("Series C Stock") and declare a cash dividend on Series C Stock in connection with the Spin-Off; and

     WHEREAS, the Company desires the Trustee to hold depositary shares representing Series C Stock ("Series C Depositary Shares") at such time as directed by the Named Fiduciary; and

     WHEREAS, the parties hereto agree that the Trustee shall have no discretionary authority with respect to the exchange of Ford Common Stock for Series C Depositary Shares and the conversion of Series C Stock to Ford Common Stock; and

     WHEREAS, the Trustee and the Sponsor now desire to amend said Trust Agreement as provided for in Section 14 thereof;

     NOW THEREFORE, in consideration of the above premises, the Trustee and the Sponsor hereby amend the Trust Agreement by:

          (1) Amending and restating section 1(n) as follows:

              "Ford Stock" shall mean the publicly-traded common stock of the Company, or as directed by the Company Series C Stock or Series C Depositary Shares, which meet the requirements of section 407(d)(5) of ERISA with respect to the Plans.
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         (2) Amending Section 4(b)(3) by inserting a new paragraph after the tenth paragraph as follows:

             Notwithstanding the foregoing, in the event of a cash dividend payable on Series C Stock ("Special Cash Dividend") the Trustee shall pay or reinvest dividends in accordance with a separate letter of direction from the Named Fiduciary to the Trustee.

        (3)  Amending and restating the first sentence in Section 4(b)(3)(iii)
             (A) as follows:

             (iii) Execution of Purchases and Sales. (A) Purchases and sales of Ford Stock, other than Series C Stock or Series C Depositary Shares, shall be made on the open market, as necessary to maintain the target cash percentage and drift allowance for the Stock Fund, provided that:

        (4) Amending Section 4(b)(3) by adding a new subsection (viii) as follows:

             (viii) In the event of a Special Cash Dividend, the Trustee is authorized to hold Ford Series C Stock or Series C Depositary Shares in lieu of Ford Common Stock at the direction of the Named Fiduciary. The Trustee shall convert the Ford Series C Participating Stock back to Ford Common Stock at the direction of the Named Fiduciary or in accordance with its terms. The Trustee shall have no discretionary authority with respect to said exchange or conversion.

             At such time as the Trust holds Series C Stock or Series C Depositary Shares, the Trustee may in its discretion use an independent valuation agent, appointed and paid by the Named Fiduciary, to value the Series C Depositary Shares.

        (5) Amending Section 4(b)(4) by adding a new subsection (viii) as follows:

             (viii) No contributions or transfers into the Associates Stock Fund shall be permitted.

        (6) Amending Schedule "A" by noting that the Associates Stock Fund is frozen to all activity into the fund.

     IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this first Amendment to be executed by their duly authorized officers effective as of the day and year first above written.


FORD MOTOR COMPANY                          FIDELITY MANAGEMENT TRUST COMPANY



By:/s/Glen A. Anderson    3/5/98            By: /s/                    3/5/98
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                           Date                 Vice President             Date